MACOM Reports Fourth Quarter and Fiscal Year 2016 Financial Results

LOWELL, MA, November 15, 2016 - MACOM Technology Solutions Holdings, Inc. (NASDAQ: MTSI) (“MACOM”), a leading supplier of high-performance analog RF, microwave, millimeterwave and photonic semiconductor products, today announced its financial results for its fiscal fourth quarter and fiscal year ended September 30, 2016.
Fiscal Year 2016 GAAP Results

•	Revenue was $544.3 million, an increase of 29.4%, compared to $420.6 million in fiscal year 2015;

•	Gross profit was $281.6 million, an increase of 38.3%, compared to $203.6 million in fiscal 2015;

•	Fiscal year 2016 gross margin was 51.7%, compared to 48.4% in fiscal year 2015;

•	Operating income was $13.2 million, compared to $10.1 million in fiscal 2015; and

•	Fully diluted loss per share from continuing operations was $0.07 per share compared to a loss per fully diluted share from continuing operations of $0.11 per share in fiscal 2015.
Fiscal Year 2016 Adjusted Non-GAAP Results

•	Adjusted gross margin was 58.1%, compared to 57.5% in fiscal year 2015, expanding by 60 basis points;

•	Adjusted operating income and operating margin were $133.3 million and 24.5%, compared to $96.9 million and 23.0% in fiscal 2015;

•	Adjusted net income was $105.5 million, or $1.91 per diluted share, compared to adjusted net income of $68.1 million, or $1.28 per diluted share in fiscal year 2015, growing 49.2%; and

•	Adjusted EBITDA was $159.6 million compared to $111.0 million in fiscal year 2015, growing 43.7%
Fourth Quarter Fiscal Year 2016 GAAP Results

•	Revenue was $152.7 million, an increase of 7.3%, compared to $142.3 million in the prior fiscal quarter and an increase of 35.7% compared to $112.6 million in the previous year fiscal fourth quarter;

•
Gross profit was $81.8 million, an increase of 10.6%, compared to $74.0 million in the prior fiscal quarter and an increase of 43.6% compared to $57.0 million in the previous year fiscal fourth quarter;

•	Gross margin was 53.6%, compared to 52.0% in the prior fiscal quarter and 50.6% in the previous year fiscal fourth quarter;

•	Operating income was $10.1 million, compared to $10.2 million in the prior fiscal quarter and $4.7 million in the previous year fiscal fourth quarter; and

•
Net income from continuing operations was $3.9 million, resulting in $0.07 income per diluted share, compared to $21.4 million, or $0.11 income per diluted share, in the prior fiscal quarter and $13.8 million, or $0.08 income per diluted share, in the previous year fiscal fourth quarter.

Fourth Quarter Fiscal Year 2016 Adjusted Non-GAAP Results

•	Adjusted gross margin was 58.5%, compared to 57.3% in the prior fiscal quarter and 57.4% in the previous year fiscal fourth quarter;

•
Adjusted operating income was $38.3 million, or 25.1% of revenue, compared to $34.9 million, or 24.5% of revenue, in the prior fiscal quarter and $26.2 million, or 23.2% of revenue, in the previous year fiscal fourth quarter;

•
Adjusted net income was $30.1 million, or $0.54 per diluted share, compared to adjusted net income of $27.9 million, or $0.51 per diluted share, in the prior fiscal quarter and adjusted net income of $18.8 million, or $0.34 per diluted share, in the previous year fiscal fourth quarter; and

•	Adjusted EBITDA was $44.9 million, compared to $42.1 million for the prior fiscal quarter and $29.9 million for the previous year fiscal fourth quarter.
Management Commentary
John Croteau, MACOM's President and Chief Executive Officer, stated, "I am pleased to announce another quarter of solid execution, with Networks up 5% sequentially driven primarily by Metro/Long-haul. Aerospace and Defense saw a strong quarter and was up 18% sequentially, while Multi-market saw strong growth of 10% sequentially. Our R&D investments are showing results, specifically with our high performance MMIC-based products, which are expected to continue to drive growth in A&D and Multi-market moving into 2017.
“Additionally, we continued to advance our GaN initiative, completing Gen4 GaN qualification during the quarter. We now have purchase orders in-house for two strategic basestation OEMs for mainstream LTE frequency bands. Lastly, as we continue to expand our footprint beyond just optoelectronics, and into photonic content with our new 25G Lasers, we believe our Optical growth aspirations remain sustainable over the short, medium and long term.”
Mr. Croteau concluded, “With the close of 2016 we’ve posted three years of unprecedented growth and Non-GAAP profitability. We’ve delivered 32 percent compound annual growth, more than doubling revenue over the past three years. Adjusted gross margin improved 970 basis points over the same period. Most importantly, we’ve expanded non-GAAP earnings by 47 percent compounded annually over that time.”
Business Outlook
For the fiscal first quarter ending December 30, 2016, MACOM expects revenue to be in the range of $150 million to $154 million, adjusted gross margin between 57% and 59%, and adjusted earnings per share to be between $0.54 and $0.58 utilizing a 12% adjusted income tax rate on an anticipated 56.5 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Tuesday, November 15, 2016 at 5:00 p.m. Eastern Time to discuss its fourth fiscal quarter and fiscal year 2016 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 96988646.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for 5 business days. The replay number is 1-855-859-2056 with a passcode of 96988646. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM enables a better-connected and safer world by delivering breakthrough semiconductor technologies for optical, wireless and satellite networks that satisfy society’s insatiable demand for information.
Today, MACOM powers the infrastructure that millions of lives and livelihoods depend on every minute to communicate, transact business, travel, stay informed and be entertained.  Our technology increases the speed and coverage of the mobile Internet and enables fiber optic networks to carry previously unimaginable volumes of traffic to businesses, homes and datacenters.
Keeping us all safe, MACOM technology enables next-generation radars for air traffic control and weather forecasting, as well as mission success on the modern networked battlefield.

MACOM is the partner of choice to the world’s leading communications infrastructure, aerospace and defense companies, helping solve their most complex challenges in areas including network capacity, signal coverage, energy efficiency and field reliability, through its best-in-class team and broad portfolio of analog RF, microwave, millimeterwave and photonic semiconductor products.
MACOM is a pillar of the semiconductor industry, thriving for more than 60 years of daring to change the world for the better, through bold technological strokes that deliver true competitive advantage to customers and superior value to investors.
Headquartered in Lowell, Massachusetts, MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard. MACOM has design centers and sales offices throughout North America, Europe, Asia and Australia.
MACOM, M/A-COM, M/A-COM Technology Solutions, M/A-COM Tech, Partners in RF & Microwave, and related logos are trademarks of MACOM. All other trademarks are the property of their respective owners. For more information about MACOM, please visit www.macom.com follow @MACOMtweets on Twitter, join MACOM on LinkedIn, or visit the MACOM YouTube Channel.
Special Note Regarding Forward-Looking Statements
This press release and our commentary in our conference call held today each contain forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, information concerning our stated business outlook and future results of operations, our expectations to ramp up volume GaN base station production programs beginning in the first half of fiscal year 2017, our expectations concerning our high performance MMIC products, growth in our A&D or Multi-Market businesses in 2017, the results of our GaN base station initiative, the sustainability of our optical growth aspirations, the expected outcome of our ongoing litigation against Infineon and any other statements regarding future trends, business strategies, competitive position, industry conditions, acquisitions and market opportunities. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "seeks," "should," "will," "would" or similar expressions and the negatives of those terms.
Forward-looking statements contained in this press release reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. Although MACOM believes that the expectations reflected in the forward-looking statements are reasonable, it cannot and does not guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including the potential that the expected rollout of 5G network upgrades, fiber-to-the-home network technology or other new optical or other network technology deployments in China, Japan and other geographies fails to occur, occurs more slowly than we expect or does not result in the amount or type of new business we anticipate, lower than expected demand in the optical network infrastructure market or any or all of our primary end markets or from Huawei or any or all of our large OEM customers based on seasonal effects, regulatory action or inaction, macro-economic weakness or otherwise, the potential for greater than expected pricing pressure and average selling price erosion based on attempts to win or maintain market share, competitive factors, technology shifts or otherwise, the potential for inventory obsolescence and related write-offs, the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in, the potential loss of access to any in-licensed intellectual property or inability to license technology we may require on reasonable terms, the impact of any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products, greater than expected dilutive effect on earnings of our equity issuances, outstanding indebtedness and related interest expense and other costs, our failure to realize the expected economies of scale, lowered production cost and other anticipated benefits of our previously announced GaN intellectual property licensing program, the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by any customer in winning business or to make purchases from us in support of such business, lack of adoption or delayed adoption by customers and industries we serve of MMICs, Active Antennas, SPAR tiles, GaN, InP lasers or other solutions offered by us, failures or delays in porting and qualifying GaN or InP process technology to our fabrication facilities or third party facilities and achieving anticipated manufacturing economies of scale, lower than expected utilization and absorption in our manufacturing facilities, lack of success or slower than expected success in our new product development or new product introduction efforts, loss of key personnel to competitors or otherwise, failure of any announced transaction to close in accordance with its terms, failure to successfully integrate acquired companies, technologies or products or realize synergies associated with acquisitions, the potential that we will experience difficulties in managing the personnel and operations associated with our acquisitions, loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise, the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues, the impact of any executed or abandoned acquisition, divestiture, joint venture, financing or restructuring activity, the impact of supply shortages or other disruptions in our internal or outsourced supply chain, the impact of changes in export, environmental or other laws applicable to us, the relative success of our cost-savings initiatives, as well as those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2016, as filed with the SEC on July 27, 2016 and its Annual Report on Form 10-K for the fiscal year ended October 2, 2015 as filed with the SEC on November 24, 2015. MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to GAAP reporting, MACOM provides investors with financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), such as: non-GAAP gross profit and gross margin, non-GAAP income from operations and operating margin, non-GAAP net income, non-GAAP diluted earnings per share, adjusted EBITDA, and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, intangible amortization expense, share-based compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, other costs and the tax effect of each adjustment. The non-GAAP information includes consulting agreement related income associated with the Automotive divestiture.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to; evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented, because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate, and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our Non-GAAP measures are summarized below:
Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and the expense is non-cash.

Share-Based and Non-cash Compensation Expense - includes share based compensation including awards that are equity and liability classified on our balance sheet as well as non-cash compensation expense primarily associated with amounts due to employees of an acquired business that were placed in escrow at the time of the acquisition and amortized as expense over a 2-year period. Share Based Compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and Non-Cash Compensation Expense amounts are not considered by management in making operating decisions.

Impairment Charges - includes expenses associated with our strategic decision to exit a product line and end programs with a license and technology transfer as well as certain related fixed assets and inventory. We believe these charges are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing or administrative footprints. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non Cash Interest Expense - includes amounts associated with the amortization of certain fees associated with the establishment of our Credit Agreement and Term Loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition and Integration Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration period and the amortization of the fair market step-up value of acquired inventory and fixed assets. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations excluding consulting income - includes the profit and loss amounts of discontinued operations, with the exception of consulting income associated with a consulting agreement we entered into at the time of our Automotive business divestiture. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities. We do not exclude the consulting agreement income classified as discontinued operations because management views this income as part of our ongoing operations and correlated with future operations.

Other - historical amounts are primarily associated with the impairment of a minority investment of $3.5 million during the second fiscal quarter of 2015 as well as income associated with transition service agreements entered in connection with divested businesses. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our Adjusted Non-GAAP cash tax rate associated with our Adjusted Non-GAAP income over a period of time. These adjustments have resulted in an estimated Adjusted Non-GAAP cash tax rate of 15% for our fiscal years 2016 and 2015, respectively. We believe it is beneficial for our management to review Adjusted Non-GAAP cash tax rate on a consistent basis over periods of time. Certain items including many of the items noted above may have a significant impact on our US GAAP tax expense and associated tax rate during a specific period of time.

Adjusted EBITDA - is a calculation that adds depreciation expense and consulting agreement income to our Adjusted Non-GAAP Income from Operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this Non-GAAP measure for analyzing a company's cash flow.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Robert J. McMullan
Senior Vice President and Chief Financial Officer
P: 978-656-2753
E: bob.mcmullan@macom.com

Investor Relations Contact:
Shelton Group
Leanne K. Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Fiscal Year Ended
	September 30,	July 1,	October 2,	September 30,	October 2,
	2016	2016	2015	2016	2015
Revenue	$152,697	$142,288	$112,564	$544,338	$420,609
Cost of revenue	70,893	68,326	55,603	262,729	217,019
Gross profit	81,804	73,962	56,961	281,609	203,590
Operating expenses:
Research and development	30,109	26,064	22,002	107,698	82,188
Selling, general and administrative	40,265	35,866	29,964	145,433	110,030
Impairment charges	—	760	—	11,765	—
Restructuring charges	1,365	1,092	308	3,465	1,280
Total operating expenses	71,739	63,782	52,274	268,361	193,498
Income from operations	10,065	10,180	4,687	13,248	10,092
Other income (expense):
Warrant liability gain (expense)	(12,691)	15,339	9,651	(16,431)	(6,020)
Interest expense, net	(5,310)	(4,363)	(4,425)	(18,427)	(18,376)
Other income (expense), net	5	16	131	39	(1,096)
Total other (expense) income	(17,996)	10,992	5,357	(34,819)	(25,492)

(Loss) income before income taxes	(7,931)	21,172	10,044	(21,571)	(15,400)
Income tax benefit	(11,804)	(181)	(3,797)	(17,983)	(9,858)
Income (loss) from continuing operations	3,873	21,353	13,841	(3,588)	(5,542)
Income from discontinued operations	1,228	1,199	40,564	5,022	54,131
Net income	$5,101	$22,552	$54,405	$1,434	$48,589

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.07	$0.40	$0.26	$(0.07)	$(0.11)
Income from discontinued operations	0.02	0.02	0.76	0.09	1.06
Income per share - basic	$0.10	$0.42	$1.02	$0.03	$0.95

Diluted:
Income (loss) from continuing operations	$0.07	$0.11	$0.08	$(0.07)	$(0.11)
Income from discontinued operations	0.02	0.02	0.74	0.09	1.06
Income per share - diluted	$0.09	$0.13	$0.81	$0.03	$0.95

Shares - Basic	53,676	53,516	53,287	53,364	51,146
Shares - Diluted	55,285	55,288	54,991	53,364	51,146

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30,	October 2,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$332,977	$122,312
Short term investments	23,776	39,557
Accounts receivable, net	108,331	83,950
Inventories	114,935	79,943
Deferred income taxes	—	31,431
Income tax receivable	21,607	15,854
Prepaids and other current assets	11,318	11,172
Total current assets	612,944	384,219
Property and equipment, net	99,167	83,759
Goodwill and intangible assets, net	379,626	337,012
Deferred income taxes	89,606	48,239
Other long-term assets	7,208	7,605
TOTAL ASSETS	$1,188,551	$860,834

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of debt obligations	$7,203	$4,058
Accounts payable, accrued liabilities and other	84,947	67,418
Total current liabilities	92,150	71,476
Long-term debt obligations, less current portion	576,345	335,087
Common stock warrant liability	38,253	21,822
Deferred income taxes	11,765	—
Other long-term liabilities	7,254	7,916
Total liabilities	725,767	436,301
Stockholders' equity	462,784	424,533
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,188,551	$860,834

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Fiscal Year Ended
	September 30,	October 2,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,434	$48,589
Adjustments to reconcile loss to net operating cash	118,813	109,045
Gain on sale of business	—	(63,256)
Change in operating assets and liabilities	(41,015)	(60,700)
Net cash from operating activities	79,232	33,678
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(85,517)	(208,352)
Purchases, sales and maturities of investments	15,257	(40,183)
Proceeds from discontinued operations	7,500	—
Sale of businesses	—	81,208
Strategic investments	—	1,500
Purchases of property and equipment	(31,326)	(38,252)
Acquisition of intellectual property	(777)	(3,346)
Net cash used in investing activities	(94,863)	(207,425)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	247,625	—
Payments of notes payable and assumed debt	(14,076)	(5,004)
Proceeds from stock offering	—	127,761
Proceeds from stock option exercises and employee stock purchases	5,460	5,450
Repurchase of common stock	(9,995)	(8,626)
Borrowings on revolving facility	—	100,000
Payments on revolving facility	—	(100,000)
Other financing activities	(1,660)	2,826
Net cash from financing activities	227,354	122,407
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,058)	(243)
NET CHANGE IN CASH AND CASH EQUIVALENTS	210,665	(51,583)
CASH AND CASH EQUIVALENTS — Beginning of period	122,312	173,895
CASH AND CASH EQUIVALENTS — End of period	$332,977	$122,312

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$81,804	53.6	$73,962	52.0	$56,961	50.6	$281,609	51.7	$203,590	48.4
Amortization expense	6,366	4.2	6,440	4.5	7,647	6.8	26,615	4.9	27,285	6.5
Share-based and non-cash compensation	628	0.4	685	0.5	586	0.5	2,546	0.5	2,254	0.5
Impairment and restructuring charges	—	—	—	—	—	—	1,950	0.4	—	—
Acquisition and integration related costs	542	0.4	422	0.3	(590)	(0.5)	3,645	0.7	7,086	1.7
Other	—	—	—	—	—	—	—	—	1,625	0.4
Adjusted gross profit (NonGAAP)	$89,340	58.5	$81,509	57.3	$64,604	57.4	$316,365	58.1	$241,840	57.5

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$71,739	47.0	$63,782	44.8	$52,274	46.4	$268,362	49.3	$193,498	46.0
Amortization expense	(6,498)	(4.3)	(6,415)	(4.5)	(4,345)	(3.9)	(23,640)	(4.3)	(11,695)	(2.8)
Share-based and non-cash compensation	(9,099)	(6.0)	(6,206)	(4.4)	(7,769)	(6.9)	(33,904)	(6.2)	(29,000)	(6.9)
Impairment and restructuring charges	(1,365)	(0.9)	(1,852)	(1.3)	(309)	(0.3)	(15,230)	(2.8)	(1,280)	(0.3)
Litigation costs	(1,037)	(0.7)	(818)	(0.6)	(188)	(0.2)	(2,194)	(0.4)	(933)	(0.2)
Acquisition and integration related costs	(2,146)	(1.4)	(1,911)	(1.3)	(1,218)	(1.1)	(9,784)	(1.8)	(7,241)	(1.7)
Other	(573)	(0.4)	—	—	—	—	(573)	(0.1)	1,625	0.4
Adjusted operating expenses (NonGAAP)	$51,021	33.4	$46,580	32.7	$38,445	34.2	$183,037	33.6	$144,974	34.5

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income (loss) from operations - GAAP	$10,065	6.6	$10,180	7.2	$4,687	4.2	$13,247	2.4	$10,092	2.4
Amortization expense	12,864	8.4	12,855	9.0	11,992	10.7	50,255	9.2	38,983	9.3
Share-based and non-cash compensation	9,727	6.4	6,891	4.8	8,354	7.4	36,450	6.7	31,253	7.4
Impairment and restructuring charges	1,365	0.9	1,852	1.3	308	0.3	17,180	3.2	1,280	0.3
Litigation costs	1,037	0.7	817	0.6	188	0.2	2,194	0.4	933	0.2
Acquisition and integration related costs	2,688	1.8	2,334	1.6	628	0.6	13,428	2.5	14,326	3.4
Other	573	0.4	—	—	—	—	573	0.1	—	—
Adjusted income from operations (NonGAAP)	$38,319	25.1	$34,929	24.5	$26,157	23.2	$133,327	24.5	$96,867	23.0
Depreciation expense	4,689	3.1	5,278	3.7	3,786	3.4	18,710	3.4	14,128	3.4
Other income (expense), net	1,880	1.2	1,890	1.3	—	—	7,516	1.4	—	—
Adjusted EBITDA	$44,888	29.4	$42,097	29.6	$29,943	26.6	$159,553	29.3	$110,995	26.4

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$5,101	3.3	$22,552	15.8	$54,405	48.3	$1,434	0.3	$48,589	11.6
Amortization expense	12,864	8.4	12,855	9.0	11,992	10.7	50,255	9.2	38,980	9.3
Share-based and non-cash compensation	9,727	6.4	6,891	4.8	8,355	7.4	36,450	6.7	31,254	7.4
Impairment and restructuring charges	1,365	0.9	1,852	1.3	308	0.3	17,180	3.2	1,280	0.3
Warrant liability expense (gain)	12,691	8.3	(15,339)	(10.8)	(9,651)	(8.6)	16,432	3.0	6,020	1.4
Non-cash interest	503	0.3	405	0.3	405	0.4	1,731	0.3	1,652	0.4
Litigation costs	1,037	0.7	817	0.6	188	0.2	2,194	0.4	933	0.2
Acquisition and integration related costs	2,688	1.8	2,334	1.6	628	0.6	13,406	2.5	12,326	2.9
Discontinued operations	647	—	676	0.5	(40,564)	(36.0)	2,478	0.5	(54,131)	(12.9)
Other	573	0.4	—	—	(130)	(0.1)	573	0.1	3,096	0.7
Tax effect of non-GAAP adjustments	(17,114)	(11.2)	(5,111)	(3.6)	(7,117)	(6.3)	(36,605)	(6.7)	(21,877)	(5.2)
Adjusted net income (NonGAAP)	$30,082	19.7	$27,932	19.6	$18,819	16.7	$105,528	19.4	$68,122	16.2

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net income - GAAP	5,101		22,552		54,405		1,434		48,589
Warrant liability gain	—		(15,339)		(9,651)		—		—
Net income (loss) - diluted	$5,101	$0.09	$7,213	$0.13	$44,754	$0.81	$1,434	$0.03	$48,589	$0.95
Adjusted (NonGAAP)	$30,082	$0.54	$27,932	$0.51	$18,819	$0.34	$105,528	$1.91	$68,122	$1.28

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Shares		Shares		Shares		Shares		Shares
Diluted shares - GAAP	55,285		53,516		54,991		53,364		51,146
Incremental shares	—		1,772		—		1,855		2,056
Adjusted diluted shares (NonGAAP)	55,285		55,288		54,991		55,219		53,202

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense- GAAP	5,512	3.6	4,477	3.1	4,425	3.9	18,942	3.5	18,376	4.4
Non-cash interest expense	(503)	(0.3)	(405)	(0.3)	(405)	(0.4)	(1,731)	(0.3)	(1,652)	(0.4)
Adjusted Interest Expense (NonGAAP)	$5,009	3.3	$4,072	2.9	$4,020	3.6	$17,211	3.2	$16,724	4.0

	Three Months Ended						Fiscal Year Ended
	September 30, 2016		July 1, 2016		October 2, 2015		September 30, 2016		October 2, 2015
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	24,885	16.3	19,249	13.5	5,483	4.9	79,232	14.6	33,678	8.0
Capital expenditures	(7,226)	(4.7)	(7,138)	(5.0)	(6,627)	(5.9)	(32,103)	(5.9)	(41,598)	(9.9)
Free cash flow	$17,659	11.6	$12,111	8.5	$(1,144)	(1.0)	$47,129	8.7	$(7,920)	(1.9)

	Three Months Ended
	September 30, 2016	July 1, 2016	April 1, 2016	January 1, 2016
	Amount	Amount	Amount	Amount
Revenue - GAAP	152,697	142,288	133,579	115,774
FiBest and Aeroflex/Metelics revenue	20,682	20,052	18,780	4,577
Adjusted revenue - excluding acquisitions (NonGAAP)	132,015	122,236	114,799	111,197

Adjusted gross profit (NonGAAP)	89,340	81,509	77,556	67,959
FiBest and Aeroflex/Metelics gross profit	9,356	7,312	7,026	1,234
Adjusted gross profit - excluding acquisitions (NonGAAP)	79,984	74,197	70,530	66,725
Adjusted gross margin (NonGAAP)	61%	61%	61%	60%